Exhibit 10.2

OPEN ENERGY CORPORATION
514 Via de la Valle, Suite 200
Solana Beach, CA  92075

September 18, 2008

David Saltman

P.O. Box 400
Cardiff By the Sea, California 92007

RE:                              Resignation

Dear David:

This letter confirms that you have resigned as Chief Executive Officer and as an employee of Open Energy Corporation (the “Company”) effective October 31, 2008 (your “Employment Resignation Date”). You shall continue to receive your existing compensation through your Employment Resignation Date. On your Employment Resignation Date, you will be paid for all unpaid salary to which you are entitled through and including your Employment Resignation Date as well as the salary equivalent of all accrued but unused vacation time which is available to you through your Employment Resignation Date.

Provided you remain an employee in good standing between now and your Employment Resignation Date, the Company, in exchange for your signature on this letter and on the Supplemental Release attached as Exhibit A, which Supplemental Release cannot be signed until on or after your Employment Resignation Date, will have the irrevocable obligation to provide you with the severance amount discussed in the following paragraph, which you acknowledge and agree is not an amount to which you are otherwise entitled. You will work in the Solana Beach office through September 12 and, unless otherwise directed, from your home from September 13 through your Employment Resignation Date.

If you remain an employee in good standing on your Employment Resignation Date, subject to the conditions discussed herein and in the Supplemental Release, the Company shall provide you with the following (collectively, the “Release Benefit”):

A.                                   The Company will pay for your continued participation in the Company’s health plans, including medical, dental and vision coverage, pursuant to COBRA, beginning on November 1, 2008 and ending on the earlier of (i) the date on which you become eligible to participate in the health plan of another employer, or (ii) April 30, 2009.

B.                                     As and when due, but not earlier than the day following the Last Revocation Day (as that term is defined in the Supplemental Release), but conditioned upon no revocation by you prior to the Last Revocation Day, the Company will pay an amount equal to $112,862.86 to the appropriate taxing authorities on your behalf in satisfaction of certain withholding tax liabilities incurred by the Company and you in respect of the prior vesting of certain Stock Grant shares, and the Company will pay you an amount equal to $54,802.75 representing a tax “gross-up” amount in respect of the $ 112,862.86 payment. You acknowledge that you have consulted your tax adviser(s) concerning the liabilities and amounts described herein, and you further acknowledge that the Company does not make any representation or warranty or shall have any liability to you regarding the adequacy of such amounts for any purpose.

C.                                     All unexercised options to acquire shares of your stock held by you as of the date hereof, which total 3,000,000 (the “Existing Stock Options”), shall immediately vest, and you shall have the right to exercise all of your vested Stock Options (as defined below) on or prior to March 31, 2010 in accordance with the terms of such Existing Stock Options, after which date, all of such unexercised Existing Stock Options shall expire and be of no further force and effect. In addition, the exercise price applicable to the Existing Stock Options shall be re-priced to the Applicable Price (as defined below) at the time of the grant of Additional Stock Options (as defined below).

D.                                    At the time stock options are initially granted to other senior executives of the Company between the date hereof and October 31, 2008, the Company shall grant you an additional 500,000 fully vested options to acquire shares of the Company’s stock (“Additional Stock Options” and, together with the Existing Stock Options, the “Stock Options”) in accordance with the terms and conditions of the Company’s existing equity incentive plan. All such Additional Stock Options shall have an exercise price equal to the exercise price of the stock options initially granted to other senior executives of the Company between the date hereof and October 31, 2008 (the “Applicable Price”) and shall be exercisable on or prior to March 31, 2010, after which date they shall expire and be of no further force and effect.

The provisions of paragraphs C and D above accelerating vesting, re-pricing and granting options shall be rescinded and of no force or effect if you are not an employee in good standing as of the Employment Resignation Date, if you do not execute the Supplemental Release, or if you exercise your right to revoke on or before the Last Revocation Day.

E.                                      The Company makes no representations as to the tax treatment or legal effect of any payments comprising the Release Benefit, and you acknowledge that you are not relying on any statement or representation of the Company in this regard. You understand and agree that, regardless of whether assessed against you or the Company, you will be solely responsible for the payment of any taxes and penalties assessed on the sum, including any payment or penalty assessed under any legislation and any payment or penalty assessed due to the timing of the payment, other than as expressly set forth in this letter. You agree to defend, indemnify, and hold the Company free and harmless from and against any claims resulting from any treatment of such payment as nontaxable.

F.                                      The Company agrees to issue the Press Release attached as Exhibit B that you have helped draft and have approved. The Company does not anticipate issuing other press releases referencing you, but in the event such an announcement becomes reasonably necessary the Company agrees to obtain your prior input and approval which you will not unreasonably withhold.

G.                                     The Company agrees to refrain from directly or indirectly making any statements, to any person or entity, about you, whether intentionally or negligently, which would place you in a bad light or disparage your reputation and good name.

H.                                    The Company agrees to indemnify you for any claims that may arise against you for any work done in the course and scope of your employment during the time that you have been employed by the Company.

In return for the Company’s irrevocable obligation to provide you with the Release Benefit if you are an employee in good standing at the time of your Employment Resignation Date, you agree:

(1)                                  To fully and finally release the Company and each of its current and former related organizations, and with respect to each of them, all of their past and present agents, employees, consultants, officers, directors, owners, advisors, accountants, and representatives, (collectively, the “Released Parties”), from any and all claims, causes of action, lawsuits, charges, contracts, liabilities and the like, known or unknown, which you may have or may at any time before had against any of them. This release includes, without limiting its general nature, any claims which arise out of or are related to your employment with the Company, including, for example, any and all claims for wages and other compensation, and any and all claims arising under the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the California Family Rights Act, the Americans with Disabilities Act, and any other state, federal, or local law, regulation, Executive Order, statute, public policy or common law affecting, relating to or governing your employment relationship with us. Notwithstanding the foregoing, this letter does not affect any vested rights you may have under any pension or profit sharing plan.

(2)                                  Without limiting the generality of paragraph (1) above, you and the Company hereby mutually terminate that certain Employment Agreement by and between us dated as of August 25, 2005, as amended (the “Employment Agreement”). As a result, all rights and obligations of each party to the Employment Agreement are hereby terminated (other than your obligations which by their terms survive the termination of the Employment Agreement, specifically including, without limitation, the provisions thereof with respect to confidentiality (the “Confidentiality Agreement”), and all Stock Grant shares that remain unvested as of the date hereof are hereby forfeited by you. You have delivered certificates representing such forfeited shares to the Company on or prior to the date hereof.

(3)                                  To maintain and uphold the name and professional reputation of the Released Parties and to refrain from directly or indirectly making any statements, to any person or entity, about the Released Parties, whether intentionally or negligently, which would place any of the Released Parties in a bad light or disparage their reputation and good name.

(4)                                  To return all Company property in your possession, custody or control, including but not limited to all documents, files, and computer hardware and software, to Open Energy Corporation, c/o Dan Winn, 514 Via de la Valle, Suite 200, Solana Beach, CA 92075, by no later than your Employment Resignation Date. Notwithstanding the previous sentence or any other provision, the Company agrees you may take a laptop computer containing the database you have personally maintained of industry contact information, along with your personal electronic files, and the Company will destroy the back-up and other copies of any of your personal electronic documents. In addition, you may take any personal books or publications from your office.

(5)                                  To keep the terms of this Release, including the Release Benefit, confidential.

You represent and agree that prior to signing this letter, you have not filed or pursued any lawsuit, administrative complaint, arbitration or charge of any kind with any court, governmental or administrative agency or arbitrator (“Action”), asserting any claim or claims released by this Agreement (“Released Claims”). You agree that if any Action asserting any Released Claims has been filed in the past or is filed in the future, you will pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Company in connection with defending against such Action.

If you violate any obligation set forth herein, attempt to prosecute any Action asserting any Released Claims, or violate any provision of the Confidentiality Agreement, in addition to any other rights and remedies it has, the Company may, in its sole discretion, require you to return to the Company the value of any Released Benefit payment you have received for having signed this letter. The Company’s exercise of its rights under this paragraph shall in no way affect the validity or enforceability of the general release of claims hereunder, and such release shall remain in full force and effect.

If the terms of this letter and the Supplemental Release are acceptable to you, please fax a copy of this letter, signed by you, to Open Energy Corporation, c/o General Counsel, facsimile: 858.794.8811, dsprinkle@openenergycorp.com. Concurrently mail the original signed letter in an envelope marked “Confidential” to Open Energy Corporation, Attention: General Counsel, 514 Via de la Valle, Suite 200, Solana Beach, CA 92075. Thereafter, on or after your Employment Resignation Date, please fax a copy of the signed entire Supplemental Release (all pages) signed by you to Open Energy Corporation, c/o General Counsel, facsimile: 858.794.8811, dsprinkle@openenergycorp.com. Concurrently, mail the original signed letter in an envelope marked “Confidential” to Open Energy Corporation, Attention: General Counsel, 514 Via de la Valle, Suite 200, Solana Beach, CA 92075.

You agree that any controversy or claim arising out of or in any way relating to this letter, or the breach thereof, or relating to any other matter between you and any Released Party shall be settled by final, binding and confidential arbitration conducted by a single arbitrator in accordance with the JAMS Comprehensive Arbitration

Rules and Procedures in effect at the time the claim is made. The arbitration shall be filed with JAMS and shall be heard on an expedited basis in San Diego, California. A judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. In reaching a decision, the arbitrator shall have no authority to change, extend, modify, or suspend any of the terms of this letter, but shall have the authority to order injunctive relief. The arbitrator shall apply, as applicable, federal or California substantive law and law of remedies. In the event it becomes necessary for any party to bring an action to enforce, or for breach of, any provision of this letter, the prevailing party shall be entitled to recover his or its costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees and expert witness fees.

If you move from your present address before January 31, 2009, please provide us with your new address so that we may provide appropriate tax information to you for the year 2008.

This letter and the Supplemental Release may be amended, supplemented, modified or rescinded only through an express written instrument signed by both you and an authorized officer of the Company. This letter is governed by and shall be construed in accordance with the laws of the State of California. Should any provision(s) of this letter for any reason be declared invalid, void or unenforceable, such a determination shall in no way affect any other provision(s) of this letter or the validity or enforcement of the remaining provisions of this letter, and the provision(s) affected shall be curtailed only to the extent necessary to bring the provisions of this letter within the applicable requirements of the law.

Please contact Dalton Sprinkle at 858.794.8800, if you have any questions. On behalf of everyone at Open Energy Corporation, I thank you for your continuing services and sincerely wish you all the best in your future endeavors.

Sincerely,

OPEN ENERGY CORPORATION

By:	/s/ Aidan Shields

Its:	Chief Financial Officier

Enclosures

I have carefully read, understand and agree completely to the foregoing. I have had the opportunity to consult with advisors of my own choice and have taken that opportunity to the extent I wish to do so. I enter into this agreement voluntarily after completing my own investigation of the facts and matters related to this letter. I acknowledge that, other than as set forth in this letter, the Confidentiality Agreement and the Supplemental Release referenced herein, there are no agreements or representations between the Company and me. I understand that my execution of this letter constitutes a full, unconditional general release of any and all known and unknown claims that I may have against any of the Released Parties, despite the fact that I may become aware of claims in the future which I did not consider prior to signing this letter. I therefore specifically waive the benefits of Section 1542 of the California Civil Code, which provides as follows:  “A general release does not extend to claims to which the creditor does not know or suspect to exist in his or her favor at the time of the executing the release which if known by him or her must have materially affected his or her settlement with the debtor.”

Dated: September 18, 2008	Signature:	/s/ David Saltman
David Saltman